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As filed with the Securities and Exchange Commission on June 25, 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Little Switzerland, Inc. (Exact name of registrant as specified in its charter)
Delaware	66-0476514

(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)
161-B Crown Bay, St. Thomas, U.S.V.I. 00802 (Address of principal executive offices)
The Little Switzerland, Inc. 2002 Employee Stock Purchase Plan (Full title of the plan)
Patrick J. Hopper, Little Switzerland, Inc., 161-B Crown Bay, St. Thomas, U.S.V.I., (340) 776-2010 (Name, address and telephone number of agent for service)

Copies of communications to:
Jack Jackson, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
(212) 969-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit (a)	Proposed maximum aggregate offering price (a)	Amount of registration fee (a)
Common Stock, par value $.01 per share	300,000	$1.68	$504,000	$92
  (a)
  Registration fees were calculated in accordance with Rule 457(c) under the Securities Act. Calculation based on the average of the bid and asked prices of the common stock on the OTC Bulletin Board on June 20, 2001.

        This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

        Little Switzerland, Inc., a Delaware corporation (the "Registrant"), hereby incorporates by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission (the "Commission") (Commission File No. 0-19369):

  (a)
  the Registrant's Annual Report on Form 10-K for the fiscal year ended May 26, 2001;

  (b)
  the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended February 23, 2002; and

  (c)
  the description of the Registrant's common stock, $.01 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A.

        In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing such documents.

Item 4. Description of Securities.

        Not required for the Common Stock, which is registered under Section 12 of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.*

* Pursuant to Rule 437a under the Securities Act of 1933, this registration statement has been filed without the written consent of Arthur Andersen, LLP, the independent auditor of the Registrant's financial statements for its fiscal year ended May 27, 2000. Due to recent events involving Arthur Andersen LLP, such firm may not be subject to recovery for liability under Section 11 of the Securities Act of 1933.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant has the power to indemnify directors and officers, under certain prescribed circumstances and subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Registrant, if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article Fifth of the Company's Second Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall, to the full extent permitted by the DGCL as it now exists or as it may be amended, not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article Sixth of the Second Amended and Restated Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        The Registrant also has insurance policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.

Item 9. Undertakings.

        The Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Thomas, U.S.V.I., as of June 19, 2002.

LITTLE SWITZERLAND, INC.
By:	/s/ ROBERT L. BAUMGARDNER Robert L. Baumgardner President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes Robert L. Baumgardner, his true and lawful attorney-in-fact with full power to execute in the name of each such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by such attorney-in-fact to any and all amendments to this Registration Statement.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of June 19, 2002 by the following persons in the capacities indicated:

Signature	Title

/s/ ROBERT L. BAUMGARDNER Robert L. Baumgardner	President and Chief Executive Officer (Principal executive officer)

Seymour Holtzman	Director
/s/ PATRICK DORSEY Patrick B. Dorsey	Director
/s/ PATRICK J. HOPPER Patrick J. Hopper	Chief Financial Officer (Principal financial and accounting officer)
/s/ JAMES QUINN James E. Quinn	Director
/s/ RICHARD SASSO Richard Sasso	Director

Exhibit Index

Exhibit No.
5	Opinion of Proskauer Rose LLP.
10.1
The Little Switzerland, Inc. 2002 Employee Stock Purchase Plan, filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended February 23, 2002, and incorporated herein by reference thereto.
23(a)	Consent of Proskauer Rose LLP (included in Exhibit 5).
23(b)	Consent of PricewaterhouseCoopers LLP.
24	Power of Attorney (included in the signature page of this Registration Statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
Exhibit Index